Exhibit (a)(5)

ALPINE EQUITY TRUST

Restated Certificate of Designation

WHEREAS, pursuant to the authority conferred upon the Board of the Trust by Section 6.1 of the Declaration of Trust, dated October 26, 1998, as amended (the “Declaration of Trust”), the Trustees have the authority to divide the shares of the Trust into two or more series;

WHEREAS, pursuant to Section 6.6(j) of the Declaration of Trust, the establishment and designation of any additional Series of Shares shall be effective upon the execution by the majority of the then Trustees, of an instrument setting forth such establishment and designation and the relative rights, voting powers, preferences, restrictions, limitations as to dividends, qualifications and terms of redemption of such Series or as otherwise provided in such instrument;

NOW THEREFORE, by the affirmative vote of a majority of the Trustees at a telephonic meeting duly called and held on February 25, 2011, the Trustees hereby confirm the following:

(1)        The following Series of the Trust have been heretofore established with such relative rights, voting powers, preferences, restrictions, limitations as to dividends, qualifications and terms of redemption of such Series as are set forth below:

·	Alpine Global Consumer Growth Fund

·	Alpine Cyclical Advantage Property Fund

·	Alpine International Real Estate Equity Fund

·	Alpine Realty Income & Growth Fund

·	Alpine Emerging Markets Real Estate Fund

·	Alpine Global Infrastructure Fund

(2)        The Shares of each Series shall have the rights and preferences provided in Section 6.6(a) through 6.6(k) of the Declaration of Trust.

(3)        Each Series is authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”).

(4)        With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses,  (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other e relative rights, voting powers, preferences, restrictions, limitations as to dividends, qualifications and terms of redemption of such Series have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

(a) Amendment, etc.  This Certificate of Designation may be amended by an instrument signed in writing by a majority of the Trustees (or by an officer of the Trust pursuant to the vote of a majority of the Trustees)except to the extent that shareholder vote is required under the Declaration of Trust.

(b) Incorporation of Defined Terms.  All capitalized terms which are defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust filed with the Secretary of State of the Commonwealth of Massachusetts.

The Trustees further direct that, upon the execution of this Certificate of Designation, the Trust take all necessary action to file a copy of this Certificate of Designation with the Secretary of State of the Commonwealth of Massachusetts and any other place required by law or the Declaration of Trust.

This Certificate of Designation may be executed in counterparts, each of which shall, for all purposes, be deemed to be an original, and all of which when taken together, shall constituent but one and the same instrument.

IN WITNESS WHEREOF, each of the understand have set their hand this 25th day of February, 2011.

/s/ Samuel A. Lieber
Name: Samuel A. Lieber

/s/ H. Guy Leibler
Name: H. Guy Leibler

/s/ James A. Jacobson
Name: James A. Jacobson